Exhibit 10.27

Summary of Director Compensation

During 2005, all non-employee directors received compensation as set forth below, in accordance with the compensation guidelines for non-employee directors approved by the Board of Directors on November 20, 2003, effective January 1, 2004:

	Annual Payment	Per In-person Meeting	Per Telephonic Meeting
Board Meetings
Vice Chairman of the Board and Lead Independent Director	$45,000	$2,500	$1,250
Directors	30,000	1,500	750

Audit Committee Meetings
Committee Chair	$10,000	$2,000	$1,000
Committee Members	—	1,500	1,000

Other Committee Meetings
Committee Chair	$5,000	$1,000	$650
Committee Members	—	1,000	650

Patrick J. Sullivan and Daniel J. Levangie, employee directors of our company, do not receive any compensation for services rendered as a director.

Our non-employee directors are also eligible to participate in our 2004 Omnibus Stock Plan. Under the 2004 Omnibus Stock Plan, each non-employee director may be granted stock options and opportunities to make direct purchases of stock and other equity interests in our company.

Historically, upon commencement of service as a director, each non-employee director receives an option to purchase up to 90,000 shares of our common stock, one-twelfth of which vests each calendar quarter for three years. In addition, each non-employee director is entitled, under our Amended and Restated Director Compensation Method Plan, to receive payment of the annual retainer fees for any calendar year either in cash or in shares of our common stock. Each non-employee director is also entitled to receive an annual stock award of 1,000 shares of our common stock, which is earned monthly based on service, and an annual grant of options. Lastly, each non-employee director is paid a cash fee for every meeting attended as set forth above. Each non-employee director may elect to defer the payment of the annual retainer, annual stock award and meeting attendance fees.